Exhibit 99.1   Earnings Release of December 14, 2004

             HENNESSY ADVISORS, INC. ANNUAL EARNINGS INCREASE 151%

Novato, CA - December 14, 2004 - Hennessy Advisors, Inc. (OTCBB:HNNA) Chief Executive Officer and President, Neil Hennessy, announced fully diluted earnings per share of $1.63 for the fiscal year ended September 30, 2004, up from $.65 in the prior fiscal year, an increase of 151%. Growth in income is primarily attributable to increased mutual fund assets under management. Total mutual fund assets increased by almost 50%, growing by $387 million to $1.222 billion at September 30, 2004, compared to $835 million at September 30, 2003.

"I am extremely pleased with our financial results, particularly in light of the volatile market we've experienced this year and the increasing challenges in managing mutual funds," said Mr. Hennessy. "With our revenue nearly doubling and income and earnings each increasing over 150% versus last year, we anticipate that our investors will be quite happy with our results. We will continue our commitment to grow our assets under management for the benefit of our shareholders."

                                                Hennessy Advisors, Inc.

                                                 Financial Highlights

                                                   Period to Period


                                               Twelve Months Ended
Fiscal Year                           Sept. 30, 2004      Sept. 30, 2003        $ Change       % Change
----------------------------------------------------------------------------------------------------------
Total Revenue                         $     9,545,189     $   4,787,528       $   4,757,661       99.4%
Net Income                            $     2,765,006     $   1,061,988       $   1,703,018      160.4%

Earnings per share (diluted)          $          1.63     $        0.65       $        0.98      150.8%

Weighted Average number of
shares outstanding                          1,700,559         1,635,691              64,868        4.0%


At Period Ending Date                 Sept. 30, 2004      Sept. 30, 2003        $ Change       % Change

Mutual Fund Assets Under
Management                            $ 1,222,073,102     $ 835,138,565       $ 386,934,537       46.3%


Hennessy Advisors, Inc., located in Novato, CA, is the advisor to five no-load mutual funds. The Hennessy Funds employ superb, time-tested stock selection formulas and manage their funds with unwavering discipline and consistency. Hennessy Funds serves clients with integrity, honesty and candor, and their strategies and performance are fully disclosed.

Forward-Looking Statements
--------------------------

Statements in this press release regarding Hennessy Advisors, Inc.'s business, which are not historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties and other important factors that could cause the actual results and outcomes to differ materially from any future results or outcomes expressed or implied by such forward-looking statements. These risks, uncertainties and other important factors are described in more detail in the "Risk Factors" section of the Company's annual report on Form 10-KSB for the fiscal year ended September 30, 2004, filed December 14, 2004, with the U.S. Securities and Exchange Commission, including, without limitation, the "Risk Factors" section of the Management's Discussion and Analysis and Results of Operations. The following factors may affect the actual results of the Company:



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        >     Continuing volatility in the equity markets may cause the levels of our assets under management to fluctuate significantly.
        > Weak market conditions or loss of investor confidence in the mutual fund industry may lower our assets under management and reduce our revenues and income.
        > We face strong competition from numerous and sometimes larger companies.
        > Changes in the distribution channels on which we depend could reduce our revenues or hinder our growth. >> For the next several years, insurance costs are likely to increase materially and we may not be able to obtain the same types or amounts of coverage.
        > For the next several years, professional service fees are likely to increase due to increased securities industry legislation.
        > International conflicts and the ongoing threat of terrorism may adversely affect the general economy, financial and capital markets and our business.


Supplemental Information
------------------------

Nothing in this section shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction. Mutual fund investing involves risk; loss of principal is possible. While the Hennessy Funds are no-load, management and distribution fees and other expenses apply. For more complete information about the Hennessy Funds, including fees and expenses, call 800-966-4354 to obtain a free prospectus. Read it carefully before you invest or send money. The distributor for the Hennessy Funds is Quasar Distributors, LLC.






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